AMERCIAN ENTERPRISE DEVELOPMENT CORPORATION

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement ("Agreement") is made and entered into this 1st day of December, 2003 by and among AMERICAN ENTERPRISE DEVELOPMENT CORPORATION, A Texas, Corporation, (“AEDC”), and AMERICAN DEVELOPMENT FUND, Inc., a Nevada Corporation each having their principal place of business at 1240 Blalock Road, Ste. 150, Houston, Texas 77055 and each of the stockholders listed on page 12 hereof (hereinafter jointly and severally, "Sellers") of AMERICAN DEVELOPMENT FUND, INC., (“ADF”). (hereinafter "Target").

RECITALS

A.  Sellers own or have rights to all of the capital stock, and interests therein, of Target, and

B.  AEDC wishes to buy, and Sellers wish to sell, subject to the provisions of this Agreement, all right, title and interest in such capital stock.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual covenants, promises and agreements contained herein, the parties agree as follows:

1.  Purchase and Sale and License

1.01.  Purchase and Sale of Target Shares.  AEDC agrees to acquire from Sellers and Sellers agree to transfer, assign, convey and deliver to AEDC at the Closing, all right, title and interest in and to an aggregate of One Thousand (1,000) shares of capital stock of Target (hereinafter the "Target Shares") in exchange for an aggregate of One Million (1,000,000) shares of common stock of AEDC (hereinafter the "AEDC Shares"). Each Seller shall receive a number of AEDC Shares equal to 1,000 times the number of Target Shares delivered by such Seller. Such exchange is intended as an exchange exempt from qualification under the Texas Corporations Code and under Federal tax law.

1.02.  Proprietary Rights.  In addition to the shares exchanged pursuant to Section 1.01, effective at the Closing, Sellers hereby grant to AEDC a royalty-free, irrevocable, nonexclusive license (assignable by AEDC or any successor in interest to any of its business) to use all other intangible assets of Sellers, including patents, patent applications, copyrights, inventions, trade secrets, and other technical know-how, which at or prior to Closing, Target uses or has used in connection with its business or operations. Such license, with respect to copyrighted works heretofore published by any of the Sellers, is limited to a right to use consistent with such copyrights.

2.

Closing

Unless extended by AEDC, the Closing of the transactions contemplated hereby shall be held on December 1, 2003, at 3:00 p.m. at the offices of Goldbridge Capital, Inc., 1240 Blalock Road, Ste. 150, Houston, Texas 77055, or at such other place or on such other date as shall mutually agreed to in writing by the parties. The date on which the Closing occurs is herein referred to variously as the "Closing Date" and the "Closing." At the Closing:

2.01.  Sellers.  Sellers shall deliver or cause to be delivered to AEDC:

(a)  certificates representing the Target Shares duly endorsed for transfer and conveyance to AEDC,

(b) a corporate resolution of the Board of Directors and stockholders of Target approving the transactions contemplated by this Agreement,

(c)  the resignation of each officer and director of Target,

(d)  a list of all accounts in which the funds or other assets of Target are deposited, and

(e)  the corporate records, including the charter documents, minutes of meetings and actions of the board of directors and minutes of meetings and actions of the stockholders, the corporate seal and all books of accounts of Target.

2.02.  AEDC.  AEDC shall deliver to the respective Sellers a stock certificate in the name of such Seller representing the number of AEDC Shares described in Section 1.01.

3.

Representations and Warranties of Target and Sellers.

Except as set forth in the disclosure schedule delivered to AEDC on the date hereof, and signed by the President and Secretary of Target (the "Target Disclosure Schedule"), the sections of which are numbered to correspond to the subsection numbers of this Agreement, Target and each of the Sellers hereby represents and warrants to AEDC as follows:

3.01.  Organization, Qualification.

(a)  Target is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada. Target has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now being conducted and is duly qualified and in good standing to do business as a foreign corporation in each jurisdiction in which the property owned, leased or operated by it or the nature of the business conducted by it makes such qualification necessary, except where the failure to have such power and authority or to be so duly qualified and in good standing would not, in the aggregate, have a material adverse effect on the business, operations or financial condition of Target.

(b)  Target has delivered to AEDC complete and accurate copies of its Articles of Incorporation, each as amended, minutes of all its directors' and shareholder meetings, and a shareholder list correctly setting forth the record ownership as of the date of this Agreement of all outstanding shares and all outstanding rights to purchase or convert into shares of the stock of Target.

3.02.  Capitalization.  As of the Closing Date, Target shall have authorized capital stock of 50 million shares of Common Stock, par value $0.001, of which 1,000 shares will be issued and outstanding as of such date. All such outstanding shares of Target capital stock have been duly authorized, validly issued, fully paid and nonassessable and are not be subject to preemptive rights created by statute, the Articles of Incorporation or Bylaws of Target or any agreement to which Target is a party or by which it is bound. As of the Closing Date there will be no outstanding rights, warrants, options, agreements or commitments giving anyone any right to require Target to sell or issue any capital stock or other securities. Between the date hereof and the Closing, Target will not, without the prior written consent of AEDC, issue any additional shares of stock, stock options, warrants, convertible notes or other securities exercisable for or convertible into shares of equity securities of Target. The Target Disclosure contains a listing of all outstanding shareholders and persons holding rights to acquire any equity interest in Target.

3.03.  Subsidiaries.  Target does not have and has never had any subsidiaries and does not directly or indirectly own any equity interest in, or any interest convertible into or exchangeable for any equity or similar interest in, any corporation, partnership, joint venture or other business association or entity.

3.04.  Authority Relative to this Agreement.  Target has full corporate power to execute and deliver this Agreement and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby and thereby have been duly and validly authorized by the Board of Directors, and as of the Closing Date will have been duly and validly authorized by the shareholders of Target, and no other corporate proceedings on the part of Target are necessary for Target to authorize this Agreement or to consummate the transactions contemplated hereby and thereby. This Agreement has been duly and validly executed and delivered by Target. This Agreement constitutes the valid and binding agreement of Target, enforceable against Target in accordance with its terms.

3.05.  Approvals; No Violation.  Except as may be required by the Securities Act of 1933, as amended (the "Securities Act"), state securities laws, and applicable corporate law, there is no requirement applicable to Target to make any filing with, or to obtain any permit, authorization, consent or approval of, any governmental or regulatory authority as a condition to the lawful consummation by Target of the transactions contemplated by this Agreement. Target does not know of any reason why any required permit, authorization, consent or approval could not be obtained. Neither the execution and delivery of this Agreement by Target nor the consummation by Target of the transactions contemplated by this Agreement will (a) conflict with or result in any breach of any provision of the Articles of Incorporation or Bylaws of Target, (b) result in a material breach or default (or give rise to any right of termination, cancellation or acceleration) under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, license agreement, lease or other material contract, instrument or obligation to which Target is a party or by which Target or any of its assets may be bound, (c) or violate in any material respect any statute, rule, regulation, order, writ, injunction or decree applicable to Target or any of its assets, or (d) result in the creation of any material (individually or in the aggregate) liens, charges or encumbrances on any of the material assets of Target.

3.06.  Undisclosed Liabilities.  Target does not have any material liabilities, whether absolute, accrued, contingent or otherwise, and whether due or to become due, except for those liabilities which (i) are accrued or fully reserved against in the balance sheet of the Target Financials; or (ii) are of a normally recurring nature and were incurred after December 1, 2003 in the ordinary course of business consistent with past practice. Section 3.07 of the Target Disclosure Schedule lists all liabilities of Target incurred after December 1, 2003 which are of a type required to be disclosed or reflected in financial statements and which either (A) are not in the ordinary course of business, or (B) exceed $5,000 with respect to any single transaction or single series of related transactions.

3.08.  Absence of Changes.  Since December 1, 2003, there has not been:

(a)  any material adverse change in the business, assets, liabilities, financial condition, results of operations or prospects of Target taken as a whole;

(b)  any material damage, destruction or casualty loss, whether or not covered by insurance, to any. assets or properties of Target that amounts to more than $5,000 in the aggregate;

(c)  any increase in the compensation payable or to become payable by Target to its employees (other than adjustments consistent with prior practice) or any increase in any bonus, insurance, pension or other employee benefit plan or program, payment or arrangement (other than adjustments consistent with prior practice) made to, for or with any such directors, officers or employees except as contemplated by this Agreement;

(d)  any termination or notification of intended termination of a relationship with any material customer or supplier of Target;

(e)  any entry by Target into any commitment or transaction exceeding $5,000 in any instance (including, without limitation, any borrowing or capital expenditure;

(f)  any material change by Target in accounting methods, principles or practices;

(g)  any repurchase or retirement of any securities of Target, or any declaration, payment or setting aside for payment of any dividend or other distribution (whether in cash, stock or property) with respect to the capital stock of Target;

(h)  any act, omission or event which would be prohibited after the date of this Agreement under Section 4.1 hereof;

(i)  any sales returns or allowances not adequately provided for by the reserve in the Unaudited Financial Statements;

(j)  recognition of revenue on any transaction where a substantial or contingent right of return exists; or

(k)  any agreement, whether in writing or otherwise, to take any action described in this Section 3.08.

3.09.  Properties and Inventories.  Target has good and marketable title to, valid leasehold interests in or other valid right to use all of the material assets used in its operations or necessary for the conduct of its business, subject to no security interests, licenses, encumbrances, restrictions or adverse claims, except as disclosed in the notes to the Target Financials and except for any lien for taxes not yet due and payable and except for any statutory liens for which payment is not delinquent. All of such assets are in good operating condition, normal wear and tear excepted, and are adequate and suitable for the purposes for which they are presently being used. Target is not aware of any need to replace or substantially modify any material physical asset of Target in order to use such asset in the manner in which it is currently being used in Target's business as presently conducted. Target's inventory of finished goods, work in progress, materials and supplies is salable and is usable in the ordinary course of business.

3.10.  Real Property.  Section 3.10 of the Target Disclosure Schedule contains a list and description of all real property owned and all real property leased by Target. Prior to the Closing, Target will provide AEDC with copies of all of the referenced leases. Target has either fee simple title or enforceable leasehold interests in all property shown in the Target Disclosure Schedule.

3.11.  Litigation.  Except as set forth in Section 3.11 of the Target Disclosure Schedule, Target is not engaged in, nor has it been threatened with, any material litigation (which for this purpose shall mean a potential liability in excess of $5,000 or potential liabilities in the aggregate in excess of $5,000, arbitration, investigation or other legal proceeding relating to Target or its business, property or employee benefit plans or policies, nor, to the knowledge of Target, is there any valid basis for any such proceeding.

3.12.  Purchase, Sale and Other Agreements.

(a)  All of the following (whether written or oral) to which Target is a party or to which Target is subject are identified in Section 3.12 of the Target Disclosure Schedule:

(i)  every contract or agreement for the purchase by Target of inventory, supplies, equipment or other real or personal property, or the procurement of services, except individual purchase orders, or aggregate purchase orders to a single vendor, involving payments of less than $5,000;

(ii)  lease of equipment, machinery or other personal property involving aggregate annual payments in excess of $1,000;

(iii)  contract or agreements for the sale or lease of products or furnishing of services by Target, except individual purchase orders, or aggregate purchase orders from a single customer, involving payments of less than $1,000;

(iv)  joint venture, partnership or other contract or arrangement involving the sharing of profits;

(v)  contract or agreement, other than in the ordinary course of business, relating to the purchase or acquisition, by merger or otherwise, of a significant portion of the business, assets or securities of Target by any other person or of any other person by Target;

(vi)  contract or agreement containing a covenant or covenants which purport to limit to a material extent the ability or right of Target to engage in any lawful business activity or compete with any person or entity; or

(vii)  material contract or agreement not otherwise described in this Section 3.12 which is not terminable by and without penalty to Target within six months after the date of this Agreement.

(b)  A complete and accurate copy of each written contract, agreement and other document identified in Section 3.12 of the Target Disclosure Schedule will be made available to AEDC prior to the Closing. Each contract, agreement or arrangement identified in Section 3.12 of the Target Disclosure Schedule is, except to the extent fully performed at the date hereof, in full force and effect and valid and binding in accordance with its terms in all material respects; there is no material default under any such material contract, agreement or arrangement; and no party to any such contract, agreement or arrangement has notified Target that it intends to cancel, withdraw, modify or amend such contract, agreement or arrangement.

3.13.  Licenses, Trademarks, Patents and Other Rights.  To the best of Target's knowledge, Target owns, is licensed or otherwise entitled to use, or can obtain the right to use on a basis which is commercially reasonable, all patents, trademarks, trade names, service marks, copyrights, and other proprietary rights, and necessary to the business of Target as currently conducted or as contemplated by its current business plan. Section 3.13(a) of the Target Disclosure Schedule lists all Target patents and registered trademarks, trade names and service marks and copyrights, and applications for any of the foregoing, and all licenses, the subject matter of which is incorporated into any Target product, to which Target is a party (the "Target Intellectual Property"), other than licenses to readily available commercial software. Except as set forth in Section 3.13(b) of the Target Disclosure Schedule, no claims (including any request to enter into a license agreement) have been asserted or threatened by any person (i) to the effect that any activity in which Target is engaged infringes on any patents or other proprietary rights, (ii) against the use by Target of any trademarks, trade names, technology, know-how or processes necessary for the operation of the business of Target as currently conducted or presently contemplated, or (iii) challenging or questioning the validity or effectiveness of any of the Target Intellectual Property; and Target is not aware of any valid basis for any such claim. To the best of its knowledge, no party is infringing the Target Intellectual Property.

3.14.  Employees.

(a)  Section 3.14(a) of the Target Disclosure Schedule identifies all consulting or employment agreements and other agreements with individual consultants or employees to which Target is a party and which are either currently effective or will become effective at the Closing, as well as any employee handbooks, policy manuals and job application forms used by Target. Copies of all such written agreements will be delivered to AEDC prior to the Closing. Also shown on Section 3.14(a) of the Target Disclosure Schedule are the names and dates of hire of each full-time employee of Target and as of December 1, 2003, each such person's base salary (excluding sales commissions and bonuses) and accrued vacation pay. No officer, manager or other key employee of Target has notified Target of an intention to terminate employment or to seek a material change in his terms of employment, except as identified in the Target Disclosure Schedule.

(b)  Section 3.14(b) of the Target Disclosure Schedule contains a complete list of "Plans" consisting of each employment, severance or other similar contract, arrangement or policy (written or oral) and each plan or arrangement (written or oral) providing for insurance coverage, workers' compensation, disability benefits, supplemental unemployment benefits, vacation benefits, retirement benefits or deferred compensation, profit sharing, bonuses, stock options, stock appreciation rights, stock purchases or other forms of incentive compensation or post-retirement insurance, compensation or benefits which is maintained or administered by Target, or to which Target contributes, and which covers any employee or former employee of Target or under which Target has any liability, including" employee welfare benefit plan," "employee benefit plan" and "employee pension benefit plan" as defined under ERISA;

 (c)  To Target's knowledge, no employee of Target is obligated under any agreement or judgment that would conflict with such employee's obligation to use his best efforts to promote the interests of Target or would conflict with Target's business as conducted or proposed to be conducted. To Target's knowledge, no employee of Target is in violation of the terms of any employment agreement or any other agreement relating to such employee's relationship. with any previous employer and no litigation is pending or threatened with regard thereto.

3.15.  Borrowing and Guarantees.  Section 3.16 of the Target Disclosure Schedule identifies all agreements and undertakings pursuant to which Target (a) is borrowing or is entitled to borrow any money, (b) is lending or has committed itself to lend any money, or (c) is or may become a guarantor or surety with respect to the obligations of any person. Complete and accurate copies of all such written agreements will be delivered to AEDC prior to the Closing.

3.16.  Bank Accounts and Powers of Attorney.  Section 3.16 of the Target Disclosure Schedule identifies all bank and credit card accounts used in connection with the operations of Target whether or not such accounts are held in the name of Target and lists their respective signatories, and lists the names of all persons holding a power of attorney from Target and summarizes the terms thereof.

3.17.  Compliance with Contracts.  Target has performed all material obligations required to be performed by it as of the date of this Agreement under each material contract, obligation, commitment, agreement, undertaking, arrangement or lease referred to in this Agreement or the Target Disclosure Schedule and has not received any notice that it is in default thereunder. To its knowledge no other party is in default under such material agreements. The Merger and the actions contemplated thereby will not conflict with or result in a breach of the terms, conditions or provisions of any such material agreement or cause any acceleration of maturity of any such material agreements.

3.18.  Compliance with Laws.  Target has substantially complied with all laws, regulations, judgments, decrees or orders of any court or governmental agency or entity applicable in any material respect to the conduct of its business.

3.19.  Taxes.  All United States, foreign, state and local tax returns and reports (collectively "Returns") required to be filed to date with respect to the operations of Target have been accurately prepared in all material respects and duly filed, or an extension therefrom has been duly obtained, and, except for Taxes contested in good faith and disclosed in Section 3.19 of the Target Disclosure Schedule, all Taxes payable have been paid when due; there is no examination or audit known to Target or any claim, asserted deficiency or assessment for additional Taxes in progress, pending, or threatened, nor to the knowledge of Target is there any reasonable basis for the assertion of any such claim, deficiency or assessment; no material special charges, penalties, fines, liens, or similar encumbrances have been asserted against Target with respect to payment of or failure to pay any Taxes which have not been paid or resolved without further liability to Target. Target has not executed or filed with any taxing authority any agreements extending the period for assessment or collection of any Taxes. Proper amounts have been withheld by Target from its employees' compensation payments for all periods in compliance with the tax withholding provisions of applicable federal and state laws. Target is not a party to any tax-sharing or tax-allocation agreement, nor does Target owe any amounts under any tax-sharing or tax-allocation agreement. As used in this Agreement, "Taxes" means all taxes, however denominated, imposed by any federal, territorial, state, local or foreign government or any agency or political subdivision of any such government, which taxes shall include, without limiting the generality of the foregoing, all income or profits taxes (including but not limited to, federal income taxes and state income taxes), payroll and employee withholding taxes, unemployment insurance, social security taxes, sales and use taxes, ad valorem taxes, excise taxes, franchise taxes, gross receipts taxes, business license taxes, occupation taxes, real and personal property taxes, stamp taxes, environmental taxes, transfer taxes, workers' compensation, Pension Benefit Guaranty Corporation premiums and other governmental charges, and other obligations of the same or of a similar nature to any of the foregoing, which are required to be paid, withheld or collected.

3.20.  Transactions with Associates of Management.  No executive officer or director of Target has, either directly or indirectly through another entity, any material interest in any property or assets of Target (except as a shareholder).

3.21.  Accounts Receivable.  All accounts receivable reflected on the balance sheet of Target at December 1, 2003 are bona fide, arose in the ordinary course of business in the aggregate amount thereof and, to the best of Target's knowledge, are collectible (less any reserve for doubtful accounts and normal discounts) in the ordinary course of business.

3.22.  Investment Banking and Finder Fees.  Target has not incurred nor will incur any obligation for investment banking or finder fees in connection with this Agreement or the transactions contemplated hereby.

3.23.  Transaction Expenses.  The costs and expenses incurred by Target in conjunction with the transactions contemplated hereby (including contractual bonuses paid as a result of the transaction) will not exceed $5,000.

3.24.  Investment Representations.  Sellers understand and acknowledge that the AEDC Shares will not be registered under the Securities Act nor qualified under the securities law of Texas, by virtue of exemptions thereto. Each of the Sellers (either alone or in conjunction with his or her professional advisers) has such experience and knowledge in investment, financial and business matters in investments similar to the stock of the AEDC that they are capable of protecting their own interest in connection therewith and qualifying for such exemptions. Further, each Seller is acquiring the AEDC Shares for investment purposes only for Seller's own account, and not on behalf of any other person nor with a view to, or for resale in connection with any distribution thereof. Sellers understand that the certificates representing the AEDC Shares will be stamped with a legend substantially in the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 AND MAY NOT BE SOLD OR OFFERED FOR SALE IN THE ABSENCE OF AN EFFECTIVE REGISTRATION STATEMENT AS TO THE SECURITIES UNDER SAID ACT OR AN OPINION OF COUNSEL OR OTHER EVIDENCE SATISFACTORY TO THE ISSUER THAT SUCH REGISTRATION IS NOT REQUIRED.

3.25.  Texas Securities Laws.  If state of domicile of principal office of Target is different than state of domicile or principal office of AEDC based in part on the representations of AEDC, the transfer and conveyance of the Target Shares and the issuance and delivery on the AEDC Shares as provided for in this Agreement is exempt from registration or qualification under any "Blue Sky," securities or similar laws of the state of Texas by virtue of exemptions available thereunder.

3.27.  Value of AEDC Shares.  Each Seller has received and reviewed to such Seller's satisfaction such documents and corporate and financial records of AEDC, and has had answered all questions with regard thereto that such Seller deemed necessary or appropriate to evaluate the business, operations and assets of AEDC and the value of its common stock. Sellers are relying solely on their own evaluation and analysis in determining the value of the AEDC Shares and not on any representation of value or worth made by AEDC.

3.28.  Tax Consequences.  Although the exchange of shares contemplated by this Agreement, is intended to be a "tax free reorganization" pursuant to Section 368(a)(1)(C) of the Internal Revenue Code of 1986, as amended, and in reliance in part on Revenue Ruling 67-274, Seller understands that no assurance is given by AEDC that such transaction shall be deemed by the Internal Revenue Service to be a transaction upon which no gain or loss is recognized. Each Seller assumes the obligation for the payment of taxes, if any, related to any gain or loss to such Seller as a result of the transactions contemplated by this Agreement.

4.  Representations and Warranties of AEDC.

AEDC hereby represents and warrants to the Sellers as follows:

4.01.  Capitalization.  The authorized capital stock of AEDC consists of 16,666,666 shares of common stock, of which 1,126,663 shares are issued and outstanding, all of which outstanding shares are duly authorized, validly issued, fully paid and nonassessable. In addition, AEDC has agreed to issue to options to officers, employees and directors of and consultants to AEDC covering an aggregate of -0- shares of common stock (subject to AEDC having a permit from the [state securities agency] to issue such options and common stock). AEDC has no other outstanding subscriptions, warrants, options, rights, agreements or arrangements to issue its capital stock or other securities. AEDC is under no obligation to purchase, redeem or otherwise acquire any of its securities.

4.02.  Issuance and Delivery of AEDC Shares.  The issuance and delivery of the AEDC Shares has been duly authorized, and such shares, when issued and delivered in accordance with the terms of this Agreement, shall be duly authorized, validly issued, fully paid and nonassessable.

4.03.  Organization.  AEDC (a) is a corporation (i) duly organized, validly existing and in good standing under the laws of the State of Texas, and (ii) duly qualified and in good standing as a foreign corporation in each state in which it does business, except where the failure to so qualify would not have a materially adverse effect on its business or assets, and (b) has the corporate power and authority to own its properties and to carry on its business as now being conducted.

4.04.  Authority, Binding Agreement.  This Agreement has been approved by the Board of Directors of AEDC. No consents, authorizations or approvals, whether of a governmental agency or instrumentality or otherwise, are necessary in order to enable AEDC to enter into and perform this Agreement. This Agreement constitute legal, valid and binding obligations of AEDC and is enforceable against AEDC in accordance with its terms.

4.05.  Financial Condition.  The business, assets, liabilities and financial condition of AEDC are, in all material respects, as set forth in the financial statements and other representations attached hereto as Schedule 4.05, which financial statements (i) have been prepared in conformity with generally accepted accounting principles, consistently applied, and (ii) do not fail to state any material fact necessary to make the information therein not misleading.

4.06.  Litigation.  There is no suit, action or other legal or administrative proceeding pending or threatened against AEDC, and to its knowledge, no circumstances exist or have occurred which may lead to any suit, action, proceeding or investigation which could materially and adversely affect its business, assets or financial condition. AEDC has received no notice from any federal, state or local governmental agency asserting any violation by AEDC of any law, ordinance or regulation.

5.

Conditions to the Closing.

The obligations of the parties hereunder are subject to the satisfaction at or by the Closing of each of the conditions set forth below. Any of such conditions may be waived by the other party but only in writing.

5.01.  Compliance with Terms.  On the Closing Date, all the terms, conditions and covenants of this Agreement to be complied with and performed by the respective parties shall have been complied with and performed in all material respects.

5.02.  No Material Change in Target.  There shall be no material change in the business, assets, liabilities or financial condition of Target from that set forth in Schedule A hereto; and there shall be no significant change in the personnel of Target, except for the hiring of such personnel by AEDC and such other actions as AEDC shall have consented to in writing.

5.03.  Consents.  Target shall have obtained the consent to assignment of contract from all third parties to any contracts, agreements or contractual rights with Target to the extent such consent is required by such agreement or by applicable law as a result of the transactions contemplated hereby, unless AEDC shall have in writing consented to the termination of such contract, agreement or right or waived the consent with respect thereto.

5.04.  No Material Change in AEDC.  There shall be no material change in the business, assets, liabilities or financial condition of AEDC from that set forth in Schedule 4.05 hereto.

6.  Miscellaneous.

6.01.  Other Documents.  Sellers shall, at any time after the Closing upon the request of AEDC, execute and deliver to AEDC such documents or instruments of conveyance, license or assignment or take such other action as is reasonably necessary to complete the transfer of the Target Shares or other transactions contemplated by this Agreement or to perfect the interest of AEDC therein. Further, the parties agree to take all actions and file such documents required to comply with Texas state securities laws, including the filing any notices as contemplated by Section 1.01.

6.02.  Costs.  Except as otherwise specifically provided herein, AEDC shall pay the Closing costs and transfer cost applicable to this Agreement and the transfer of AEDC Shares hereunder. Each party hereto shall bear the costs of their respective counsel and all other legal fees and costs related thereto. Both AEDC and Sellers each hold the other harmless from any obligation for the payment of any finders fees or commissions in connection with the transactions contemplated by this Agreement as a result of any action of the indemnifying party.

6.03.  Invalidity, Modification and Waiver.  If any provision of this Agreement shall be held to be invalid or void, the remaining provisions shall nevertheless remain in effect. No provision of this Agreement may be modified and the performance or observance thereof may not be waived except by written agreement of the parties affected thereby. No waiver of any violation or nonperformance of any provision of this Agreement shall be deemed to be a waiver of any subsequent violation or nonperformance of the same or any other provision of this Agreement.

6.04.  Disputes, Choice of Law.  This Agreement, the performance of the parties hereunder and any disputes related hereto shall be governed by the laws of the state of Texas and subject to the exclusive jurisdiction of the courts therein. If either party shall initiate a legal proceeding to enforce its rights hereunder, the prevailing party in such legal proceedings shall be entitled to recover from the other party all costs, expenses and reasonable attorney's fees incurred in connection with such proceedings.

6.05.  Abandonment.  If this Agreement shall fail to Close as provided for in Section 2 as a result of a failure of any of the conditions precedent set forth in Section 5, all further obligations of the parties hereto under this Agreement shall terminate without further liability, and each party shall bear its own costs incident to the negotiation, preparation and anticipated Closing of this Agreement. In such event, each party shall return any data, material or assets of the other party received by it in contemplation of the Closing.

6.06.  Entire Agreement.  This Agreement is and represents the entire agreement between the parties hereto with respect to the subject matter hereof and supersedes any prior or contemporaneous discussions or agreements related thereto.

6.07.  Counterparts.  This Agreement may be executed in two or more counterparts, all of which shall be originals and enforceable, and together shall constitute a single agreement.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized representative as of the date first written above.

AMERICAN ENTERPRISE

DEVELOPMENT CORPORATION

AMERCIAN DEVELOPMENT FUND, INC.

by __//s// Jonathan C. Gilchrist_____

by ____//s// James W. Carroll________

President

   President

SELLERS:

Jonathan C. Gilchrist

475 shares

James W. Carroll

475 shares

Ben Roberts

  50 shares

EXHIBITS

            Schedule 3 - Target Disclosure Schedule – no items

Schedule 4.05 - Financial Information – AEDC (See, 10-KSB and 10-QSB)

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